                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                   [LOGO]

                     ---------------------------------------

                               NOTICE OF THE 2000
                         ANNUAL MEETING OF SHAREHOLDERS

                     ---------------------------------------


Dear Equity Residential Shareholder:

         The trustees and officers of Equity Residential Properties Trust cordially invite you to attend our 2000 Annual Meeting of Shareholders. This year's meeting will be held on Tuesday, May 16, 2000, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois. At the meeting we will consider and take action on the following matters:

         (1) Election of four trustees to the Board of Trustees to terms expiring in 2003; and

         (2) Any other business properly before the meeting.

         Your Board of Trustees recommends that you vote for each of the nominees for trustee. Shareholders of record at the close of business on March 17, 2000 are entitled to vote at the meeting.

         Your vote is very important. In addition to voting by signing, dating and mailing the enclosed proxy card, you may instead vote by using a toll-free telephone number or the Internet. If you attend the meeting and prefer to vote in person, you may do so. Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible so that your shares will be represented at the meeting.

                                 Sincerely,


                                 /s/ Bruce C. Strohm
                                 -----------------------------------------
                                 Bruce C. Strohm
                                 Executive Vice President, General Counsel
                                  and Secretary

Two North Riverside Plaza
Chicago, Illinois
March 31, 2000

                       EQUITY RESIDENTIAL PROPERTIES TRUST
                            TWO NORTH RIVERSIDE PLAZA
                             CHICAGO, ILLINOIS 60606

-------------------------------------------------------------------------------

                                 PROXY STATEMENT

-------------------------------------------------------------------------------


         This Proxy Statement contains information related to the Annual Meeting of Equity Residential Properties Trust ("Equity Residential" or the "Trust"), which will be held on Tuesday, May 16, 2000, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois.

                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

         At the Annual Meeting, shareholders will vote on the proposal regarding the election of trustees. We sent you these proxy materials because our Board of Trustees is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card. This Proxy Statement summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares. On March 31, 2000, we began mailing these proxy materials to all shareholders of record at the close of business on March 17, 2000. Equity Residential will pay the cost of this proxy solicitation, which is expected to be nominal.

WHO IS ENTITLED TO VOTE?

         You will be entitled to vote your shares on any proposal if you held your shares as of the close of business on March 17, 2000. Each of the shares outstanding on that date is entitled to one vote on the proposal.

WHAT CONSTITUTES A QUORUM?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date of March 17, 2000, will constitute a quorum, permitting the meeting to conduct its business. As of the record date, a total of 127,360,099 common shares were outstanding and entitled to vote. If you have returned valid proxy instructions (whether in writing, by phone or by Internet) or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes count for quorum purposes, but we do not count abstentions or broker non-votes as votes for or against any proposal.

HOW DO I VOTE?

         YOUR VOTE IS IMPORTANT. Shareholders can vote in person at the Annual Meeting or by proxy. If you are a registered shareholder (that is, if you hold your shares in your own name and not through a broker or other nominee), there are three ways to vote by proxy:

         - BY TELEPHONE: You can vote by touch-tone telephone using the toll-free number 1-877-PRX-VOTE (1-877-779-8683) and following the instructions on the proxy card;

         - BY INTERNET: You can vote by Internet by going to the website at http://www.eproxyvote.com/eqr and following the instructions provided; or

         - BY MAIL: You can vote by mail by signing, dating and mailing the enclosed proxy card in the envelope provided.

         If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee.

         If your shares are held in "street name" through a broker or other nominee, you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

         If no instructions are indicated on your properly voted proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board of Trustees. In summary, the Board recommends a vote for the election of the nominated slate of trustees.

         With respect to any other matter that properly comes before the meeting, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

CAN I REVOKE OR CHANGE MY PROXY?

         Yes, you may change or revoke your proxy at any time before the meeting. To do so, you must advise the Secretary of Equity Residential in writing before your shares are voted by the representatives at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT VOTE IS REQUIRED TO APPROVE THE ELECTION OF TRUSTEES?

         The affirmative vote of a plurality of all the votes cast at the meeting is required for the election of trustees, meaning that the four nominees for trustee with the most votes will be elected. A properly voted proxy marked "WITHHELD" with respect to the election of one or more trustees will not be voted with respect to the trustee or trustees indicated, although it will be counted for purposes of whether there is a quorum.

         If you hold shares in "street name," your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters that are not routine. Therefore, unless you give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether a quorum exists.

HOW DO I DISCONTINUE FUTURE DUPLICATE COPIES OF ANNUAL REPORTS?

         Our 1999 Annual Report has been mailed to shareholders with this Proxy Statement. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of reports on the account you select if you mark the designated box on the appropriate proxy card(s), or if you are a shareholder of record, if you call our transfer agent, EquiServe, toll-free at 1-800-733-5001, or follow the instructions if you are voting by Internet.

                                   PROPOSAL 1

                              ELECTION OF TRUSTEES

         BOARD OF TRUSTEES. The business and affairs of Equity Residential are managed under the direction of the Board, which consists of fourteen trustees. The Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Residential rather than day-to-day operating details. Members of the Board are kept informed of Equity Residential's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers of Equity Residential.

         Our Declaration of Trust provides that our trustees are to be divided into three classes as nearly equal in number as possible, with each class having three-year terms that expire in successive years. The current term of four of our trustees expires at the 2000 Annual Meeting. The Board has nominated Stephen
O. Evans, Edward Lowenthal, Jeffrey H. Lynford and B. Joseph White for re-election to serve as trustees of Equity Residential until the 2003 meeting and until their successors are duly elected and qualified.

         GENERAL INFORMATION ABOUT THE NOMINEES. All of the nominees are presently trustees and each of them has consented to be named in this Proxy Statement and to serve if elected. In 1999 each of the nominees attended at least 75% of the meetings of the Board and committees on which the nominees served in that year. Biographical information for each of the nominees is set forth below under the caption "Management."

         VOTE REQUIRED. The affirmative vote of a plurality of all the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that the four nominees for trustee with the most votes will be elected. An abstention will have no effect on the outcome of the election of trustees.

         Although we know of no reason why any of the nominees would not be able to serve, if any nominee should become unavailable for election, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

         THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

         The following table and biographies provide certain information with respect to the trustees and executive officers of Equity Residential as of March 1, 2000.


            NAME                 AGE                        POSITION
            ----                 ---                        --------

Samuel Zell                      58     Chairman of the Board of Trustees (term expires in 2002)
Douglas Crocker II               59     President, Chief Executive Officer and Trustee
                                        (term expires in 2001)

John W. Alexander                52     Trustee (term expires in 2002)
Stephen O. Evans                 54     Trustee (term expires in 2000)
Henry H. Goldberg                61     Trustee (term expires in 2002)
Errol R. Halperin                59     Trustee (term expires in 2002)
James D. Harper, Jr.             66     Trustee (term expires in 2001)
Boone A. Knox                    63     Trustee (term expires in 2002)
Edward Lowenthal                 55     Trustee (term expires in 2000)
Jeffrey H. Lynford               52     Trustee (term expires in 2000)
Sheli Z. Rosenberg               58     Trustee (term expires in 2001)
Gerald A. Spector                53     Executive Vice President, Chief Operating Officer and Trustee
                                        (term expires in 2001)
Michael N. Thompson              51     Trustee (term expires in 2001)
B. Joseph White                  52     Trustee (term expires in 2000)
Leslie B. Fox                    41     Executive Vice President and President - Lexford Division
Alan W. George                   42     Executive Vice President - Acquisitions/Dispositions and Strategic Business
                                        Development
Edward J. Geraghty               50     Executive Vice President and President - Eastern Division
Michael J. McHugh                44     Executive Vice President, Chief Accounting Officer and Treasurer
David J. Neithercut              44     Executive Vice President and Chief Financial Officer
Gregory H. Smith                 48     Executive Vice President and President - Central Division
Bruce C. Strohm                  45     Executive Vice President, General Counsel and Secretary
Frederick C. Tuomi               45     Executive Vice President and President - Western Division


         The following is a biographical summary of the experience of the trustees and executive officers of the Trust. Officers serve at the pleasure of the Board.

         Samuel Zell has been Chairman of the Board of the Trust since March 1993. Since January 1999, Mr. Zell has been chairman of Equity Group Investments, LLC, an investment company ("EGI LLC"). For more than five years prior to 1999, Mr. Zell had been chairman of the board of directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"). He is also chairman of the board of directors of American Classic Voyages Co., an owner and operator of cruise lines, Anixter International Inc., a provider of integrated network and cabling systems ("Anixter"), Manufactured Home Communities, Inc. ("MHC"), a manufactured home community real estate investment trust ("REIT"), Chart House Enterprises, Inc., an owner and operator of restaurants, Capital Trust, Inc., a specialized finance company ("Capital Trust"), Davel Communications, Inc., an owner and operator of public payphones, Danielson Holding Corporation, an insurance holding company, and Equity Office Properties Trust, an office building REIT ("EOP"). He is a director of Ramco Energy plc, an independent oil company based in the United Kingdom.

         Douglas Crocker II has been Chief Executive Officer, President and a Trustee of the Trust since March 1993. Mr. Crocker has been a director of Wellsford Real Properties, Inc. ("WRP"), a publicly traded real estate merchant banking firm since its formation in June 1997, Ventas, Inc., a real estate company focusing on the ownership and acquisition of health care properties, since November 1998, and was a director of Horizon Group Inc., an owner, developer and operator of outlet retail properties from July 1996 to June 1998. Mr. Crocker has been president and chief executive officer of First Capital Financial Corporation, a sponsor of public limited real estate partnerships ("First Capital"), since December 1992, and a director of First Capital since January 1993. He was an executive vice president of Equity Financial and Management Company, a subsidiary of EGI, providing strategic direction and services for EGI's real estate and corporate activities from November 1992 until March 1997. Mr. Crocker chairs and serves on boards or committees of various multi-family housing associations, including the National Multi-Housing Council and the Multifamily Council of the Urban Land Institute, and is a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").

         John W. Alexander has been a Trustee of the Trust since May 1993 and is the president of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate and development entities. He is also a partner of Meringoff Equities, a real estate investment and development company, and is a member of the International Council of Shopping Centers and the Urban Land Institute.

         Stephen O. Evans has been a Trustee of the Trust since December 23, 1997, the date of the merger of Evans Withycombe Residential, Inc. ("Evans"), a multifamily property REIT founded by Mr. Evans, into the Trust ("Evans Merger"), and is President of Evans Realty Associates, a real estate holding company. Mr. Evans has also served as an Executive Vice President from December 1997 to December 1999. Prior to the Evans Merger, Mr. Evans served as the chairman of the board and chief executive officer of Evans since its formation in May 1994. Mr. Evans is a member of NAREIT, Lambda Alpha, a national land economic fraternity, and the Urban Land Institute.

         Henry H. Goldberg has been a Trustee of the Trust since January 1995. Mr. Goldberg is chairman of the board, chief executive officer and founder of The Artery Group, L.L.C., a diversified real estate company. Mr. Goldberg is also a director of the University of Maryland Foundation.

         Errol R. Halperin has been a Trustee of the Trust since May 1993. Mr. Halperin has been an attorney at the law firm of Piper Marbury Rudnick & Wolfe and its predecessor since 1979, serving as a senior partner and a member of the firm's executive committee since 1981 and co-chairman of the firm's Business and Technology Group since 1999, and a director of Elkay Manufacturing Company, a plumbing fixtures manufacturer, since 1980. Mr. Halperin specializes in federal income tax counseling and real estate and corporate transactions.

         James D. Harper, Jr. has been a Trustee of the Trust since May 1993. Mr. Harper is the president of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico. He is a trustee of EOP and a director of Burnham Pacific Properties Inc., a commercial real estate REIT. Mr. Harper is also a trustee of the Urban Land Institute.

         Boone A. Knox has been a Trustee of the Trust since October 19, 1998, the date of the merger of Merry Land & Investment Company, Inc. ("Merry Land"), a multifamily property REIT, into the Trust ("Merry Land Merger"). Mr. Knox has been a director of Merry Land Properties, Inc. ("MRYP"), a publicly traded diversified real estate company, since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Knox had been chairman of the board of Merry Land since December 1996. Mr. Knox has served as chairman of the board of directors of Regions Bank, Central Georgia since January 1997, and has been a director of Cousins Properties, Incorporated, a retail and office building REIT, since 1969, and of The InterCept Group, Inc., a technology products and services provider to financial institutions, since February 1998.

         Edward Lowenthal has been a Trustee of the Trust since June 1997, shortly after the merger of Wellsford Residential Property Trust ("Wellsford"), a multifamily property REIT, and the Trust on May 30, 1997 (the "Wellsford Merger"). Mr. Lowenthal has been the president, chief executive officer and a director of WRP since its formation in January 1997, and had been the president and chief executive officer and a trustee of Wellsford since its formation in July 1992 until the Wellsford Merger. Mr. Lowenthal is a director of Omega Healthcare, Inc., a healthcare REIT, Omega Worldwide, Inc., a health care finance company, and Great Lakes REIT, Inc., an office building REIT. He is also a member of the Board of Governors of NAREIT and a member of the New York bar.

         Jeffrey H. Lynford has been a Trustee of the Trust since June 1997, shortly after the Wellsford Merger. Mr. Lynford has been the chairman of the board and secretary of WRP since its formation in January 1997, and had been the chairman of the board and secretary of Wellsford since its formation in July 1992 until the Wellsford Merger. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation and as a director of six mutual funds managed by Cohen & Steers. He is also a trustee of Polytechnic University, a trustee for Caramoor Center for Music and the Arts, and a member of the New York bar.

         Sheli Z. Rosenberg has been a Trustee of the Trust since March 1993. Ms. Rosenberg has been vice chairman of EGI, LLC from January 1, 2000 and chief executive officer and president of EGI LLC from January 1, 1999 to January 1, 2000. From November 1994 until 1999, Ms. Rosenberg had been chief executive officer, president and a director of EGI. Ms. Rosenberg had been a principal of the law firm of Rosenberg & Liebentritt, P.C. ("R&L"), from 1980 to 1997. Ms. Rosenberg is a trustee of EOP and is a director of Capital Trust, MHC, Anixter, CVS Corporation, a drugstore chain, Dynergy Inc., a supplier of electricity and natural gas, and Danka Business Systems PLC, an office imaging equipment and services supplier.

         Gerald A. Spector has been a Trustee and Executive Vice President of the Trust since March 1993 and Chief Operating Officer of the Trust since February 1995.

         Michael N. Thompson has been a Trustee of the Trust since October 19, 1998, the date of the Merry Land Merger. Mr. Thompson has been president, chief operating officer and a director of MRYP since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Thompson served as executive vice president and chief operating officer of Merry Land since December 1996, and as a vice president of Merry Land from August 1992 until December 1996.

         B. Joseph White has been a Trustee of the Trust since May 1993. Mr. White has been a professor at the University of Michigan Business School since 1987 and has served as the dean since 1991. Mr. White is a director of Kelly Services, Inc., a temporary services firm, Gordon Food Service, Inc., a midwestern food distribution company, Kaydon Corporation, a manufacturer of precision engineered metal products, and five mutual funds managed by Alger Management, Inc.

         Leslie B. Fox has been Executive Vice President and President - Lexford Division of the Trust since October 1, 1999, the date of the merger of Lexford Residential Trust ("Lexford") into the Trust (the "Lexford Merger"). Prior to the Lexford Merger, Ms. Fox had been executive vice president and chief operating officer of Lexford since December 1997, and executive vice president investment management since June 1997. Ms. Fox was president of Asset Investors Corporation ("AIC") and Commercial Assets, Incorporated ("CAI"), both publicly traded REITs, from October 1996 through May 1997, and held senior management positions with AIC and CAI from November 1993 through September 1996.

         Alan W. George has been Executive Vice President - Acquisitions/ Dispositions and Strategic Business Development of the Trust since February 1997 and was Senior Vice President - Acquisitions of the Trust from December 1995 until February 1997.

         Edward J. Geraghty has been Executive Vice President of the Trust since March 1998 and President - Eastern Division since April, 1999. Mr. Geraghty was a managing director - real estate of The Travelers Investment Group, Inc. from June 1995 to March 1998.

         Michael J. McHugh has been an Executive Vice President of the Trust since January 1998, and Chief Accounting Officer and Treasurer of the Trust since February 1995. Mr. McHugh was Senior Vice President of the Trust from February 1995 until January 1998.

         David J. Neithercut has been Executive Vice President and Chief Financial Officer of the Trust since February 1995.

         Gregory H. Smith has been Executive Vice President of the Trust since December 1994 and President - Central Division since April 1999.

         Bruce C. Strohm has been Executive Vice President and General Counsel of the Trust since March 1995 and Secretary of the Trust since November 1995.

         Frederick C. Tuomi has been Executive Vice President of the Trust since January 1994 and President - Western Division since April 1999.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

         MEETINGS. The Board held 15 meetings during 1999. All of the trustees attended at least 75% of the meetings of the Board and committees on which he or she served, except Mr. Knox who attended approximately 73% of the Board meetings and 25% of the Audit Committee meetings. The Board has standing Executive, Compensation, Audit and Corporate Governance Committees, all of which are described below.

         EXECUTIVE COMMITTEE. The Executive Committee is comprised of Mr. Zell, Chairman, and Messrs. Alexander, Crocker and Thompson. The Executive Committee has the authority within certain parameters to acquire, dispose of and finance investments for the Trust, including the issuance of additional limited partnership interests ("OP units") in ERP Operating Limited Partnership (the "Operating Partnership"). The Executive Committee held four meetings in 1999.

         COMPENSATION COMMITTEE. The Compensation Committee, which is comprised entirely of trustees who are not officers or employees of the Trust, is comprised of Mr. Harper, Chairman, Mr. Halperin and Ms. Rosenberg. The Compensation Committee reviews and makes recommendations concerning proposals by management regarding compensation, bonuses, loans, employment agreements and other benefits and policies respecting such matters for the executive officers of the Trust. The Compensation Committee held seven meetings in 1999.

         AUDIT COMMITTEE. During 1999 the Audit Committee, which is comprised entirely of trustees who are not officers or employees of the Trust, was comprised of Mr. White, Chairman, and Messrs. Alexander, Halperin, Knox, Lowenthal and Lynford. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves all related party transactions, and evaluates significant matters relating to the audit and internal controls of the Trust. The Audit Committee held four meetings in 1999. As of February 15, 2000, the Audit Committee is comprised of Mr. White, Chairman, Messrs. Alexander and Harper and Ms. Rosenberg.

         CORPORATE GOVERNANCE COMMITTEE. The Corporate Governance Committee is comprised of Ms. Rosenberg, Chairman, and Messrs. Evans, Goldberg, Lowenthal and White. The Corporate Governance Committee recommends candidates for election to the Board, considers issues and makes recommendations concerning the size, composition and organization of the Board, including committee assignments, makes recommendations on the Board's practices and considers other issues relating to corporate governance. The Corporate Governance Committee held four meetings in 1999.

COMPENSATION OF TRUSTEES

         Trustees who are not employees of the Trust and Mr. Evans each received an annual fee in 1999 of $40,000 for serving as trustees. In addition, trustees who serve on the Executive Committee, the Compensation Committee, the Audit Committee or the Corporate Governance Committee receive an additional $1,000 per year for each committee on which they serve. Committee chairs for the Audit Committee and the Compensation Committee receive an additional $4,000 per year, the Committee chair of the Executive Committee receives an additional $500 per year and the Committee chair of the Corporate Governance Committee receives an additional $1,500 per year. The Trust also reimburses the trustees of each committee for travel expenses incurred in connection with their activities on behalf of the Trust. Each trustee is also granted options to purchase 5,000 common shares at the current market price as of each annual meeting of shareholders. These options vest in approximately equal installments of six months, one year and two years from the date of grant.

         In addition, in January 1999 Mr. Zell and Ms. Rosenberg were granted options to purchase 150,000 and 25,000 common shares, respectively, at the current market price as of the grant date. These options vest in equal installments over three years. In January 1999 Mr. Zell and Ms. Rosenberg were also awarded 30,047 and 5,008 restricted common shares, respectively, at the current price as of the grant date. These shares vest in full upon the third anniversary of the share grant. In March 1999 Messrs. Harper and White were also each granted 1,244 fully vested common shares at the current price as of the grant date in recognition of the extensive work involved in chairing the Compensation and Audit Committees, respectively, over the past years.

         The Trust has adopted an optional deferred compensation plan for its non-employee trustees pursuant to which these trustees may take any percentage of their annual trustees' compensation they desire in the form of cash, which is placed in a Supplemental Retirement Savings Plan on a tax deferred basis and used to purchase common shares under the Trust's 1996 Non-Qualified Employee Share Purchase Plan. Each trustee is immediately 100% vested in his or her common shares and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The majority of the trustees have elected to join the deferred compensation plan and defer the taxation of all fees received.

                   SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

         The following table sets forth information as of March 1, 2000, concerning the beneficial ownership of the Trust's common shares by each trustee, its five most highly compensated executive officers at year end, and the trustees and all executive officers as a group.


                                     NUMBER OF           SHARES UPON                              PERCENT OF
                                      COMMON             EXERCISE OF                                COMMON
        NAME                         SHARES(1)            OPTIONS(2)               TOTAL(1)         SHARES(1)
        ----                        -----------          -----------             ----------       -----------
  Samuel Zell                         3,235,723(3)          480,001              3,715,724            2.85%
  Douglas Crocker II                    292,505(4)          770,833              1,063,338              *
  John W. Alexander                       7,432              30,001                 37,433              *
  Stephen O. Evans                      743,641(5)           82,001                825,642              *
  Henry H. Goldberg                     421,146(6)           20,001                441,147              *
  Errol R. Halperin                       6,796(7)           30,001                 36,797              *
  James D. Harper, Jr.                    6,997              30,001                 36,998              *
  Boone A. Knox                       1,432,687(8)            1,667              1,434,354            1.13%
  Edward Lowenthal                      103,474(9)           10,001                113,475              *
  Jeffrey H. Lynford                     50,680              10,001                 60,681              *
  Sheli Z. Rosenberg                    109,149(10)         101,667                210,816              *
  Gerald A. Spector                     194,683(11)         329,084                523,767              *
  Michael N. Thompson                   122,257(12)           1,667                123,924              *
  B. Joseph White                         6,636              25,001                 31,637              *
  Edward J. Geraghty                     25,248              48,999                 74,247              *
  Alan W. George                         35,317             102,499                137,816              *
  David J. Neithercut                    24,940(13)         180,374                205,314              *
  Trustees and Executive
     Officers as a
     Group (22 persons)               6,995,607           2,616,877              9,612,484            7.22%


--------------------------
*   Less than 1%.

(1)      Calculated in accordance with applicable SEC rules.

(2) Reflects common shares which may be acquired within 60 days after March 1, 2000 through the exercise of share options.

(3) Includes 2,431,350 OP units which are exchangeable on a one-for-one basis into 2,431,350 common shares. Also includes 30,000 common shares beneficially owned by the Zell Family Foundation. Mr. Zell disclaims beneficial ownership of 567,256 common shares (including the 30,000 common shares held by the Zell Family Foundation and assuming the exchange of 537,256 OP units) because the economic benefits with respect to such common shares are attributable to other persons.

(4) Includes 8,825 common shares beneficially owned by Mr. Crocker's spouse, as to which Mr. Crocker disclaims beneficial ownership. Also includes 175,000 common shares beneficially owned by MWC Partners, L.P. (1"MWC"), of which Mr. Crocker is the sole general partner. The sole limited partner of MWC is a trust created for the benefit of Mr. Crocker's wife and Mr. Crocker's children.

(5) Includes 739,753 OP units which are exchangeable on a one-for-one basis into 739,753 common shares.

(6) Includes 182,269 OP units held by Mr. Goldberg, which are exchangeable on a one-for-one basis into 182,269 common shares; 14,460 Junior Convertible Preference Units which are exchangeable into 29,509 common shares; 6,047 Junior Convertible Preference Units which are exchangeable into 12,340 common shares; and 179,632 common shares held by Goldberg Investment Limited Partnership ("GILP"). Mr. Goldberg is the sole limited partner of GILP and the sole shareholder of Goldberg Investment, Inc. ("GII"), which is the sole general partner of GILP.

(7) Includes 1,000 common shares beneficially owned by Mr. Halperin's spouse, as to which Mr. Halperin disclaims beneficial ownership.

(8) Includes 1,173,949 common shares beneficially owned by Knox, Ltd., of which Mr. Knox is the general partner, and includes 3,387 common shares beneficially owned by BT Investments, of which Mr. Knox is the managing partner. Mr. Knox disclaims beneficial ownership of the common shares owned by Knox, Ltd. and BT Investments, except to the extent of his pecuniary interest in 151,116 common shares. Also includes 3,114 common shares beneficially owned by Mr. Knox's spouse and 424 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 167,881 common shares beneficially owned by the Knox Foundation, of which Mr. Knox is the trustee. Mr. Knox disclaims beneficial ownership of the common shares owned by the Knox Foundation.

(9) Includes 49,178 common shares beneficially owned by Mr. Lowenthal's spouse, as to which Mr. Lowenthal disclaims beneficial ownership.

(10) Includes 16,200 common shares beneficially owned by Ms. Rosenberg's spouse, as to which Ms. Rosenberg disclaims beneficial ownership. Also includes 1,528 OP units which are exchangeable on a one-for-one basis into 1,528 common shares.

(11) Includes 35,647 common shares beneficially owned by Mr. Spector's spouse, and 2,337 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 1,683 OP units which are exchangeable on a one-for-one basis into 1,683 common shares.

(12) Includes 419 common shares beneficially owned by Mr. Thompson's children and 2,648 common shares beneficially owned by Mr. Thompson's spouse, as to all of which Mr. Thompson disclaims beneficial ownership.

(13) Includes 2,000 common shares and 1,112 Series E Convertible Preferred Shares beneficially owned by Mr. Neithercut's children, as to all of which Mr. Neithercut disclaims beneficial ownership.

                    SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

         This table sets forth information with respect to persons who are known to own more than 5% of the Trust's outstanding common shares.

                                                                      NUMBER OF              PERCENTAGE OF
                                                                    COMMON SHARES               COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                           BENEFICIALLY OWNED (1)          SHARES (1)
------------------------------------                           ----------------------        -------------

FMR Corp.(2)
  82 Devonshire Street
  Boston, MA 02109                                                    8,760,696                  6.93%

------------------------

(1) The number of common shares beneficially owned is calculated as of December 31, 1999 and is based on SEC regulations governing the determination of beneficial ownership of securities.

(2) Pursuant to a Schedule 13G filed with the SEC effective as of December 31, 1999, FMR Corp. may have direct or indirect voting and/or investment discretion over these common shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. FMR Corp. is reporting the combined holdings of these entities for the purpose of administrative convenience.


                             EXECUTIVE COMPENSATION

         The following tables show compensation for services to the Trust of the persons who during 1999 were the Chief Executive Officer and the other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                             ------------------------------------
                                   ANNUAL COMPENSATION                    AWARDS        PAYOUTS
                                   -------------------       -------------------------    LONG-
                                                             RESTRICTED     NUMBER        TERM
         NAME AND                                               SHARE     OF OPTIONS    INCENTIVE       ALL OTHER
    PRINCIPAL POSITION      YEAR  SALARY(1)     BONUS(2)     AWARDS (3)   GRANTED(4)     PAYOUTS     COMPENSATION(5)
    ------------------      ----  ---------     --------     ----------  -------------  ---------    ---------------

Douglas Crocker II          1999   $700,000    $1,250,000     $1,619,275     175,000      $0             $9,600
President and Chief         1998    650,000       625,000        624,996     165,000       0              9,600
Executive Officer           1997    500,000       625,000        624,976     457,500       0              9,600

Gerald A. Spector           1999    425,000       600,000        744,634      90,000       0              9,600
Executive Vice President    1998    400,000       300,000        299,999      80,000       0              9,600
and Chief Operating Officer 1997    375,000       287,500        287,500     192,500       0              9,600

Edward J. Geraghty          1999    310,000       275,000        178,513      47,000       0            253,871
Executive Vice President    1998    240,000(6)    150,000        576,767      50,000       0            148,357
and President Eastern       1997          0             0              0           0       0                  0
Division

David J. Neithercut         1999    280,000       280,000              0      74,623       0             63,108
Executive Vice President    1998    245,000       132,500        132,500      45,000       0             63,108
and Chief Financial Officer 1997    235,000       117,500        117,500      22,500       0             54,315

Alan W. George              1999    275,000       275,000        275,124      35,000       0             64,200
Executive Vice President -  1998    251,923       130,000        129,966      50,000       0             64,200
Acquisitions/Dispositions   1997    200,000       137,500        137,465      25,000       0             54,315
and Strategic Business
Development


-----------------------

(1) Compensation deferred at the election of named officers is included in the category and year it would have otherwise been reported had it not been deferred.

(2) Cash bonuses and restricted shares issued as one-half of the annual bonuses are reported in the year earned, even if paid or issued in a subsequent year.

(3) The named executives received restricted common shares as one-half of their annual bonuses for 1997 and 1998. The dollar amount shown equals the number of restricted common shares granted multiplied by the fair market value of the common shares on the grant date ($40.1875 in 1998 and $50.6875 in 1997) and, in the case of Mr. Geraghty, reflects the additional value of 8,985 restricted common shares issued on March 2, 1998 at a price of $47.50 to induce Mr. Geraghty to join Equity Residential. These common shares vest upon completion of two years of continuous employment following the date of grant, except for Mr. Geraghty's 8,985 restricted common shares, which vest as follows: 4,080 on January 24, 1999; 2,500 on January 22, 2000; and 2,405 on January 22, 2001, assuming his continued employment as of such dates. For 1999, the named executives received all of their annual bonus in cash, and were granted restricted common shares which vest upon completion of three years of continuous employment following the grant date. The dollar amount shown equals the number of restricted common shares granted in January 1999 multiplied by the fair market value of the common shares on the grant date ($40.1875). The valuations do not take into account the diminution in value attributable to the restrictions applicable to the common shares. Distributions are paid on all restricted common shares at the same rate as on unrestricted common shares. The total number of restricted common shares awarded to each named executive officer for the years of 1999, 1998 and 1997, respectively, were: Mr. Crocker - 40,293, 15,552 and 12,330; Mr. Spector - 18,529, 7,465 and 5,672; Mr. Geraghty - 4,442 and 12,717
         (1999 and 1998); Mr. Neithercut - 3,297 and 2,318 (1998 and 1997); and
         Mr. George - 6,846, 3,234 and 2,712. As of December 31, 1999, the
         number and value of total restricted common shares held by the above officers are: Mr. Crocker - 55,845 shares ($2,383,883); Mr. Spector - 25,994 shares ($1,109,619); Mr. Geraghty - 13,079 shares ($558,310);
         Mr. Neithercut - 3,297 shares ($140,741); and Mr. George - 10,080 shares ($430,290).

(4)      Shares underlying options are reported in the year granted.

(5) Principally includes employer contributions to Equity Residential's 401(k) Plan, and for Mr. Geraghty, $63,357 in reimbursements related to his relocation to Chicago in 1998, and $168,871 in reimbursements related to his relocation to Atlanta in 1999. This column also reflects the dollar value of life insurance premiums paid for the purchase of split-dollar life insurance policies for the following executive officers: Mr. Geraghty: 1999 - $85,000 and 1998 - $85,000; Mr.
         Neithercut: 1999 - $53,508, 1998 - $53,508 and 1997 - $44,715; and Mr.
         George: 1999 - $54,600, 1998 - $54,600 and 1997 - $44,715. While the
         executive is the owner of such policy, upon the executive's death, the Trust will receive from the death benefits all premiums paid by it on the executive's behalf, plus 10% interest per annum on such premium payments for up to 10 years of such premium payments (collectively, "Trust Premiums"), and the executive's beneficiary will receive the balance of the death benefits. In addition, the executive is entitled to 50% of the cash surrender value of the policy at age 62, and 50% at age 65. Upon the executive's termination of employment prior to age 62, the executive must borrow against the policy or partially surrender the policy in an amount sufficient to repay the Trust Premiums to the Trust.

(6) Reflects the salary paid between March 2, 1998 (Mr. Geraghty's hire date) and December 31, 1998. Mr. Geraghty's annualized salary in 1998 was $300,000.


                              OPTION GRANTS IN 1999


                                                                                     POTENTIAL REALIZABLE VALUE AT
                                          % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                                           OPTIONS                                    SHARE PRICE APPRECIATION FOR
                          NUMBER OF       GRANTED TO      EXERCISE                           OPTION TERM(2)
                           OPTIONS        EMPLOYEES      PRICE PER     EXPIRATION     ------------------------------
         NAME             GRANTED(1)       IN 1999         SHARE           DATE           5%                    10%
         ----             ----------      ----------     ---------     ----------       -------               ------

Douglas Crocker II          170,000          11.14%       $40.1875       1/18/09       $4,296,529         $10,888,249
                              5,000           0.33         46.75         5/17/09          147,004             372,537
Gerald A. Spector            85,000           5.57         40.1875       1/18/09        2,148,265           5,444,125
                              5,000           0.33         46.75         5/17/09          147,004             372,537
Edward J. Geraghty           47,000           3.08         40.1875       1/18/09        1,187,864           3,010,281
David J. Neithercut          74,623           4.89         40.1875       1/18/09        1,886,000           4,779,493
Alan W. George               35,000           2.29         40.1875       1/18/09          884,580           2,241,698


--------------------------------

(1) All options are granted at the fair market value of the common shares at the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in equal amounts over three years, with the exception of the 5,000 options granted annually to each trustee, which vest as follows: 1,667 shares six months after the grant date, 1,667 shares one year after the grant date and 1,666 shares two years after the grant date.

(2) The dollar amounts under these columns reflect the 5% and 10% rates of compounded annual appreciation set by the SEC over the ten year option term and are not intended to forecast possible future appreciation of the Trust's common share price. No gain to the optionee is possible without an increase in common share price, which would benefit all shareholders as well. A 5% per year compounded appreciation in common share price from $40.1875 yields $65.46 per common share, and from $46.75 yields $76.15 per common share. A 10% per year compounded appreciation in common share price from $40.1875 yields $104.24 per common share, and from $46.75 yields $121.26 per common share.

                            OPTION EXERCISES IN 1999
                       AND DECEMBER 31, 1999 OPTION VALUES

                                                                       NUMBER OF               VALUE OF
                               NUMBER OF                              UNEXERCISED             UNEXERCISED
                                SHARES            VALUE               OPTIONS AT              OPTIONS AT
                               ACQUIRED          REALIZED            DEC. 31, 1999           DEC. 31, 1999
                                 UPON              UPON              EXERCISABLE/            EXERCISABLE/
           NAME                EXERCISE        EXERCISE(1)          UNEXERCISABLE            UNEXERCISABLE(2)
           ----                --------        -----------        ------------------      -------------------
Douglas Crocker II              60,000         $1,156,930           510,000/432,500           $2,132,522/0
Gerald A. Spector               88,500            863,906           213,251/202,499              925,376/0
Edward J. Geraghty                   0                  0             16,666/80,334                    0/0
David J. Neithercut                  0                  0           133,000/112,123            1,460,693/0
Alan W. George                       0                  0             75,832/76,668              612,112/0


-------------------

(1) Represents the market value of a common share on the exercise date less the exercise price of the option.

(2) Represents the market value of a common share at December 31, 1999 ($42.6875) less the exercise price of in-the-money options.

                     LONG-TERM INCENTIVE PLAN AWARDS IN 1999

          NAME                   NUMBER OF UNITS              PERFORMANCE PERIOD
          ----                   ----------------            --------------------
Douglas Crocker II                    26,113                 1-1-00 to 12-31-2003
Gerald A. Spector                     16,712                 1-1-00 to 12-31-2003
Edward J. Geraghty                     2,611                 1-1-00 to 12-31-2003
David J. Neithercut                    4,748                 1-1-00 to 12-31-2003
Alan W. George                         4,700                 1-1-00 to 12-31-2003



         This table identifies the target number of performance units awarded under the Trust's Performance Based Restricted Share Grant Agreement (the "Performance Based Plan") in January 2000 for services rendered during 1999. The executive officers have the opportunity to earn in common shares, which will be issued under the Share Option and Share Award Plan, an amount up to 225% of the target amount of units. The owners of performance units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive receives on the third anniversary of the grant date will depend on the excess, if any, by which the Trust's average annual return (i.e., common share dividends as a percentage of common share price as of January 1st of each year, and increase in funds from operations ("FFO") on a per share basis over the prior year) for the three performance years ("Average Annual Return") exceeds the average of the 10-year Treasury Note Interest Rate as of January 1st of each performance year (the "T-Note Rate").


If the Trust's Average
  Annual Return exceeds
  the T-Note Rate by:                   0-0.9%      1-1.9%     2-2.9%     3-3.9%    4-4.9%    5-5.9%   6-6.9%     7%

Then the executive will receive
  common shares equal to the
  target number of units times the
  following payment percentage:           0%         50%        100%       115%      135%      165%     190%     225%



         Fifty percent of the common shares to which an executive under the Performance Based Plan may be entitled will vest on the third anniversary of the award; twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The executive's rights under the common shares will also fully vest upon the employee's death, disability or upon a change in control of the Trust.

         In 1999, as more fully described in the Compensation Committee Report on Executive Compensation, the Compensation Committee extended the determination date for valuation of the performance units issued under the Performance Based Plan in 1997 and 1998, which originally had a valuation determination date of January 2000 and January 2001, respectively. The determination date was extended from the third anniversary of the grant date to any calendar quarter (to be selected by the employee within 15 days of the end of the quarter) between the third anniversary and the fifth anniversary of the grant, with a minimum valuation as of the third anniversary. The Compensation Committee did not amend the underlying performance criteria required to be met for issuance of the shares. The following table lists the performance based share grants of the Chief Executive Officer and the other four most highly compensated executive officers who were affected by this change.

                        PERFORMANCE BASED PLAN AMENDMENTS

                                                                                                               LENGTH OF
                                                              MARKET                                            ORIGINAL
                                           SHARES             PRICE OF                                           TERM
                             DATE         UNDERLYING          SHARES AT        EXERCISE PRICE       NEW       REMAINING AT
                              OF        NUMBER OF SARS        TIME OF           AT TIME OF       EXERCISE       DATE OF
         NAME              AMENDMENT       AMENDED            AMENDMENT          AMENDMENT         PRICE        AMENDMENT
         ----              ---------    --------------        ----------       ---------------   --------    ---------------
Douglas Crocker II            6/99          45,000              $45.125              N/A            N/A         6 months
                                            14,000               45.125                                        18 months

Gerald A. Spector             6/99          20,000               45.125              N/A            N/A         6 months
                                             8,500               45.125                                        18 months

Edward J. Geraghty            6/99               0                 N/A               N/A            N/A           N/A
                                                 0

David J. Neithercut           6/99           6,500               45.125              N/A            N/A         6 months
                                             5,100               45.125                                        18 months

Alan W. George                6/99           6,500               45.125              N/A            N/A         6 months
                                             5,700               45.125                                        18 months



         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE TRUST'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING SUCH REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FUTURE FILINGS.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board consists of the independent trustees of the Trust listed below. The Committee's functions include the review and approval of the Trust's executive compensation structure and overall benefits program. The purpose of the Trust's executive compensation program is to establish and maintain a performance and achievement oriented environment throughout the Trust so that the interests of its executives are aligned with the interests of the Trust's shareholders. The program is designed so that executives may earn higher than average total compensation for above-average job performance. There are four major components of the Trust's executive compensation program: (1) base salary, (2) bonuses, (3) performance based shares and (4) share and share option awards. Each of these components is further discussed below.

         BASE SALARY. The Trust's overall salary structure is reviewed annually, using outside executive compensation surveys of the real estate industry in general and REITs in particular, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases are granted based on each executive's performance as well as such executive's position in the applicable salary range.

         BONUS. Annual bonuses are awarded based on the executive's achievement of company and individual performance goals and objectives. The Trust's overall bonus structure is also reviewed annually, taking in account data and general trends in the real estate industry and REIT industry in particular. For bonuses earned in 1999, executives received the entire bonus in cash, rather than a combination of cash and restricted share awards, to be more consistent with market competition.

         The long-term incentives for executive officers are in the form of performance-based restricted share awards and restricted share and share option awards.

         PERFORMANCE BASED SHARES. The Performance Based Restricted Share Plan is designed to focus the Trust's key employees eligible under this plan on achieving a high level of financial performance (i.e., common share dividends and FFO growth), and to encourage such key employees to continue their employment with the Trust. Under this plan, awards are made to certain executive officers on an annual basis by setting a target number of common shares for each executive. The employee will be eligible to receive from 0% to 225% of the target number of common shares, based on the Trust's Average Annual Return (as described above) during the three-year period following the award. The number of common shares an executive will receive will be fixed and determined and then issued (subject to the five-year vesting formula previously discussed) to the executive beginning on the third anniversary of the grant of award. It is anticipated that awards will be made on an annual basis so that by the fifth year of an award, each executive will have vested and unvested rights in each of the previous five awards.

         For awards made in January 1997 and January 1998 under the Performance Based Restricted Share Plan, the underlying financial performance standards were based on common share dividend and share price growth. The Compensation Committee changed this definition in January 1999 for post 1998 grants to focus on common share dividends and FFO growth. The Committee felt that the executives were successful in achieving a high level of financial performance during 1997 and 1998, which did not necessarily result in an increased market share price. The Committee felt it appropriate to extend the determination date of the 1997 and 1998 awards as these grants were no longer effectively providing the incentive to executives they were intended to provide. Accordingly, in 1999, the Committee amended the 1997 and 1998 performance share grants to extend the determination date of the awards from the third anniversary of the grant to any calendar quarter (to be selected by the employee within 15 days of the end of the quarter) between the third anniversary and fifth anniversary of the grant, with a minimum valuation established as of the third anniversary. The underlying performance criteria required to be met for issuance of the shares was not amended.

         RESTRICTED SHARE AND SHARE OPTION AWARDS. The Compensation Committee recognizes that the interests of shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Trust's common shares through the granting of share options and/or share awards. The Compensation Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives by aligning the interests of the Trust's key personnel with the interests of the Trust and its shareholders. The share options vest over a period of three years at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. Since January 1999, the Trust has allowed its executive officers to take up to one-half of the value of the share options they otherwise would have received in the form of restricted common shares which vest in full upon the third anniversary of the share grant. The amount of restricted shares or share options awarded each executive was determined utilizing the aforementioned executive compensation surveys and an assessment of the executive officer's achieved performance goals and objectives.

         Based on the executive compensation surveys and the Trust's financial performance in 1999, the Compensation Committee believes that the salary, bonus, performance shares and share option grants of Mr. Crocker, the Chief Executive Officer and President of the Trust, are fair and competitive and that the Trust's overall executive compensation ranks in the upper quartile among the general real estate industry and among REITs. This ranking correlates with the excellent financial performance of the Trust in 1999. The Trust accomplished its main goals in 1999 by increasing its net income, FFO and pay-out per common share, increasing its portfolio size and continuing the diversification of its portfolio across the United States, thereby providing stability in cash flows and insulation against regional economic downturns.

         During Mr. Crocker's tenure as Chief Executive Officer and President, the Trust has become the largest owner and operator of multifamily properties and has the largest market capitalization of all multifamily REITs and among the largest market capitalization of all REITs. The key performance measure the Compensation Committee used to determine Mr. Crocker's 1999 compensation was the continued excellent financial operating results of the Trust. The Trust's financial performance in 1999 was in the top quartile in almost every financial category when compared to other multifamily REITs, due in large part to Mr. Crocker's leadership, foresight and experience. The Committee notes the following factors in support of its conclusion:

- An 11.1% increase in FFO per fully-diluted common share over 1998, compared with the average multifamily REIT increase of 7.8%;

- Excellent "same store" operating results with such properties achieving a 5.6% increase in net operating income over 1998;

- Distributions per common share of $2.94, an 8.1% increase over 1998 while simultaneously lowering the Trust's distribution pay-out ratio;

- Acquisition of 424 properties with 43,202 units in 1999 representing an investment of $1.4 billion: 6,593 units and 22 properties through property acquisitions and 36,609 units and 402 properties in the Lexford Merger (which includes investments in 58 unconsolidated properties with 7,752 units);

- Disposition of 42 properties with 9,183 units in 1999 representing proceeds of $402 million, for a gain of approximately $93.5 million (which includes six joint venture properties with 1,297 units representing proceeds of $54.1 million);

- Maintenance of investment grade credit ratings of the Operating Partnership's public unsecured debt: Moody's (A3), Standard and Poor's (BBB+) and Duff & Phelps (A-); and

- Mr. Crocker's recognition again as Multifamily Property Executive of the Year and REIT Executive of the Year by Commercial Property News and as Outstanding CEO by Realty Stock Review.

         Based on the Trust's excellent financial performance in 1999, the Compensation Committee believes that the compensation program properly rewards its executive officers for achieving improvements in the Trust's performance and serving the interest of its shareholders.

         Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), generally disallows a Federal income tax deduction for compensation in excess of $1 million paid in any year to any of the Trust's executive officers listed in the Summary Compensation Table who are employed by the Trust on the last day of a taxable year. Section 162(m), however, does allow a deduction for payments of "performance based" compensation, the material terms of which have been approved by shareholders. Awards under the Trust's award plans may, but need not, satisfy the requirements of Section 162(m). The Trust believes that because it qualifies as a REIT under the Code and therefore is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Trust's taxable income, although to the extent that compensation does not qualify for deduction under
Section 162(m), a larger portion of shareholder distributions may be subject to Federal income taxation as dividend income rather than return of capital. The Trust does not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax portion of individual shareholders.

                                           RESPECTFULLY SUBMITTED,

                                           James D. Harper, Jr., Chairman
                                           Errol R. Halperin
                                           Sheli Z. Rosenberg

                                PERFORMANCE GRAPH

         Set forth below is a graph that compares the cumulative total returns of the Trust, the Standard and Poors ("S&P") 500 Stock Index and the index of equity REITs prepared by NAREIT for the last five calendar years. The performance graph assumes an investment of $100 in each of the Trust and the two indexes on December 31, 1994, and the reinvestment of all dividends. The NAREIT equity index includes all REITs which derive more than 75% of their income from equity investments in real estate assets and are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

                      CUMULATIVE TOTAL SHAREHOLDER RETURN

                        [EDGAR REPRESENTATION OF CHART]



          Dec-94        Dec-95      Dec-96   Dec-97   Dec-98     Dec-99
EQR        100           108         153      201      170        193
S&P 500    100           137         168      225      290        351
NAREIT     100           118         160      190      155        144

             EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

         DEFERRED COMPENSATION AGREEMENTS. To encourage Mr. Crocker and Mr. Spector to remain employed by the Trust, the Trust has entered into Deferred Compensation Agreements with Mr. Crocker and Mr. Spector. Mr. Crocker's Deferred Compensation Agreement, entered into in 1996, provides Mr. Crocker with a salary benefit after the termination of his employment with the Trust. If Mr. Crocker's employment is terminated by the Trust without cause prior to January 1, 2003, or for any reason (including voluntary termination) on or after January 1, 2003, he would be entitled to annual deferred compensation for a ten year period commencing on the termination date in an amount equal to $600,000 (as increased by a CPI index from January 1999), multiplied by a percentage equal to 10% per each year since December 31, 1992. In the event Mr. Crocker's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%. Should Mr. Crocker be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2003, he would not be entitled to any deferred compensation.

         Mr. Spector's Deferred Compensation Agreement, entered into in 1997, provides Mr. Spector with a salary benefit after the termination of his employment with the Trust. If Mr. Spector's employment is terminated by the Trust without cause prior to January 1, 2012 or for any reason (including voluntary termination) on or after January 1, 2012, he would be entitled to annual deferred compensation for a 15-year period commencing on the termination date in an amount equal to 75% of his average annual base compensation (before bonus) for the prior five calendar years, multiplied by a percentage equal to 6.67% per each year since December 31, 1996. In the event Mr. Spector's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2012, he would not be entitled to any deferred compensation.

         EMPLOYMENT AGREEMENT. In April 1998, Mr. Geraghty executed an employment agreement with the Trust. The agreement has a three-year term which expires on March 9, 2001. Pursuant to the agreement, Mr. Geraghty will receive compensation of at least $300,000 per year, and the initial bonus, restricted share awards and share options, performance based units and one-time relocation expense reimbursements described above and in the "Summary Compensation Table."

         SHARE DISTRIBUTIONS AGREEMENT. In January 1996, Mr. Crocker was issued options to purchase 100,000 common shares, which options vest over a three-year period and are effective for ten years. The Trust also entered into a Share Distributions Agreement with Mr. Crocker with respect to such options in 1996. Pursuant to the terms of this agreement, upon the exercise of any of these options, Mr. Crocker is entitled to a cash payment in an amount equal to the total amount of common share distributions that would have been paid upon the exercise of such common shares had he owned them for the period from January 18, 1996 until the date of the exercise of the options. This agreement is not affected by Mr. Crocker's death or termination of employment with the Trust.

         CONSULTING AGREEMENTS. In connection with the Wellsford Merger, Messrs. Lynford and Lowenthal each executed a consulting agreement with the Operating Partnership. Each consulting agreement has a term of five years from May 30, 1997, the closing date of the Wellsford Merger. Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal will serve as a senior management consultant to the Operating Partnership and will receive compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

         In connection with the Evans Merger, in December 1997, Mr. Evans executed a Consulting Agreement with an affiliate of the Operating Partnership. The consulting agreement had a term of two years and expired on December 31, 1999. Pursuant to the consulting agreement, Mr. Evans served as a senior management consultant to the Operating Partnership and received compensation at the rate of $225,000 per year. Mr. Evans also received an option to purchase 115,500 common shares that vest in three equal annual installments and have an exercise price equal to $50.125 per common share. Mr. Evans was also eligible to participate in all of the Trust's employee benefit plans in which persons in comparable positions participate, effectively treating Mr. Evans as an employee in 1999.

         Several of the Trust's employment benefit plans provide for enhanced employee benefits upon a "Change in Control" of the Trust. A Change in Control will generally be deemed to have occurred upon a third party's acquisition of 30% or more of the Trust's stock, whether through purchase, merger or consolidation or a sale of all or substantially all of the assets of the Trust. In general, upon a Change in Control, all share options, restricted shares and performance based shares become immediately vested.

         The Trust has Change in Control Agreements (the "Agreements") with the persons named in the Summary Compensation Table and other key employees of the Trust that become effective only upon a Change in Control. In the event that an employee is dismissed following the effective date of the Change of Control without Cause or resigns for Good Reason (as such terms are defined in the Agreements), he or she will be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the employee's base salary through the date of termination, and a severance payment equal to a multiple (ranging from 3.0 for the CEO and 2.50 to 2.0 times for other officers) times the executive's annual base salary plus the average of the employee's annual bonus for the last three fiscal years. The employee is also entitled to continued employee welfare benefits for the remainder of the applicable time period. The termination of employment of any of these individuals during the three year period following the effective date of the Change in Control is deemed to be for Good Reason.

                      COMPENSATION COMMITTEE INTERLOCKS AND

                              INSIDER PARTICIPATION

         The Compensation Committee members are Messrs. Harper and Halperin and Ms. Rosenberg. For a description of certain transactions between the Trust and Compensation Committee members or their affiliates, see "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         EGI or certain of its affiliated entities provide the Trust with certain services with respect to certain aspects of the Trust's business, including, but not limited to, real estate tax evaluation services, and office facility services. The Audit Committee annually reviews the rates charged by EGI for services rendered to the Trust. Amounts incurred for these services amounted to approximately $708,600 for the year ended December 31, 1999.

         The Trust has engaged Seyfarth, Shaw, Fairweather & Geraldson, a law firm in which Ms. Rosenberg's husband is a partner, and Piper Marbury Rudnick & Wolfe, a law firm in which Mr. Halperin is a partner, to perform legal services for the Trust and certain of its subsidiaries from time to time.

         The Trust occupies office space at various office buildings which are owned and/or managed by EOP and its affiliates. Amounts incurred for such office space in 1999 were $1,455,036. Multifamily residential communities owned by various affiliates of Mr. Zell, Mr. Goldberg and Mr. Evans are also managed by the Trust. The Trust received approximately $2.4 million in property and asset management fees from such affiliates for the year ended December 31, 1999.

         Mr. Goldberg is a two-thirds owner and chairman of the board of directors of Artery Property Management, Inc., a real estate property management company ("APMI"). In connection with the acquisition of certain properties from Mr. Goldberg and his affiliates during 1995, the Operating Partnership made a loan to Mr. Goldberg and APMI of $15,212,000 evidenced by two notes and secured by OP units. The largest aggregate amount of indebtedness outstanding under the loan at any time during 1999 was $14,558,484 and the amount outstanding as of December 31, 1999 was $6,167,117. The first note issued in the amount of $1,056,000 accrued interest at the prime rate plus 3 1/2 % per annum and was repaid in full in October 1999. The second note issued in the amount of $14,156,000 bears interest equal to approximately $130,695 per year plus the amount of distributions payable on the remaining OP units and common shares pledged as collateral for the loan. As of December 31, 1999, the loan was secured by 64,948 OP Units owned by Mr. Goldberg and 123,792 common shares owned by Goldberg Investment Limited Partnership, a partnership controlled by Mr. Goldberg. This loan matures on November 30, 2004.

         In connection with the agreement to acquire certain properties from Mr. Goldberg and his affiliates, the Operating Partnership extended a $12,000,000 non-revolving line of credit to Mr. Goldberg and his wife in September 1998. The loan bore interest at the prime rate plus 2%. The largest principal amount owed in 1999 was $5,272,432. The loan was repaid in full in October 1999.

         During 1999, the Operating Partnership acquired eight properties and the related management agreements from affiliates of Mr. Goldberg for an aggregate purchase price of approximately $110.2 million, including the assumption of approximately $44.3 million of mortgage indebtedness. The purchase price also included the issuance of 28,795 Series A Junior Convertible Preference Units in the Operating Partnership, which have a liquidation value of $100 and are exchangeable for OP Units upon certain circumstances. On June 29, 1999, Mr. Goldberg received 8,462 of these units with a liquidation value of approximately $0.8 million.

         Mr. Tuomi borrowed $100,000 from the Trust in 1994 related to his purchase of a home. The loan bears interest at the 30-day London Interbank Offered Rate ("LIBOR") plus 2% with interest due quarterly. The largest principal amount owed in 1999 was $54,000 and the principal balance at December 31, 1999 was $36,000. The loan is payable in equal principal installments of $18,000 over the next two years.

         Mr. Crocker borrowed $564,000 from the Trust in August 1996. The loan bears interest at 30-day LIBOR plus 2% with interest due quarterly. The largest principal amount owed in 1999 was $402,850 and the principal balance at December 31, 1999 was $322,280. Payment is secured by a pledge of Mr. Crocker's common shares. The loan is payable in equal principal installments of $80,570 over seven years commencing March 15, 1997.

         Mr. Crocker borrowed $100,000 from the Trust in August 1998 related to the payment of a tax liability. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 1999, and the principal balance at December 31, 1999, was $100,000. The loan was repaid in full in February 2000.

         Mr. Crocker borrowed $600,000 from an affiliate of the Trust in May 1999. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 1999, and the principal balance due at December 31, 1999, was $600,000. The loan is due in full in September 2001.

         Mr. Spector borrowed $105,000 from an affiliate of the Trust in December 1998 related to the payment of a partnership interest expense. The loan was repaid in full in May 1999. The loan bore interest at 30-day LIBOR plus 2%.

         Mr. Spector borrowed $258,000 from an affiliate of the Trust in December 1998 related to the payment of a tax liability. The loan was repaid in full in May 1999. The loan bore interest at 30-day LIBOR plus 2%.

         Mr. Geraghty borrowed $325,000 from an affiliate of the Trust on September 9, 1999 related to his purchase of a home in Atlanta. The loan was due in full upon the earlier to occur of the sale of his home in Chicago or one year from the date of the loan. The loan was repaid in full on September 11, 1999. The loan bore interest at 30-day LIBOR plus 2%.

         Mr. George borrowed $100,000 from the Trust in December 1997 related to home improvements. The loan bears interest at 30-day LIBOR plus 2% with interest due monthly beginning in January 1998. The largest principal amount owed in 1999 was $100,000, and the principal balance due at December 31, 1999, was $69,657. Payment is secured by a pledge of Mr. George's common shares and share options and a second mortgage on Mr. George's home. Remaining payments of principal are due in the amount of $30,000 on April 1, 2000 and $39,657 on April 1, 2001.

         The executive officers listed below are indebted to the Trust as a result of purchasing common shares from the Trust in June 1994. The loans accrue interest, payable quarterly in arrears, at the applicable federal rate, as defined in the Code in effect at the date of each loan. The loans are due and payable on the first to occur of the date in which the individual leaves the Trust, other than by reason of death or disability, or the respective loan's due date. The due dates of the loans range from August 2000 to August 2004. The loans are recourse to the respective individuals and are collateralized by a pledge of the common shares purchased. All distributions paid on pledged common shares in excess of the then marginal tax rate on the taxable portion of such distributions are used to pay interest and principal on the loans.

                                         LARGEST PRINCIPAL             PRINCIPAL
                                            AMOUNT OWED               BALANCE AT            INTEREST
                    NAME                      IN 1999                DEC. 31, 1999            RATE
                    ----                 -----------------           -------------          --------
          Douglas Crocker II              $   770,846                 $  716,504             6.21%
          Douglas Crocker II                  894,529                    847,486             6.15%
          Douglas Crocker II                  929,073                    909,391             7.26%
          Douglas Crocker II                1,809,597                  1,734,509             7.93%
          Frederick C. Tuomi                  312,843                    312,843             7.26%
          Alan W. George                       78,081                     74,287             7.26%



CERTAIN AGREEMENTS BETWEEN THE OPERATING PARTNERSHIP AND WRP

         The following describes certain aspects of the agreements entered into by the Operating Partnership and WRP in connection with the Wellsford Merger on the effective date of the Wellsford Merger. Each of Messrs. Lynford and Lowenthal are officers and directors of WRP and Mr. Crocker is a director of WRP.

         PREFERRED STOCK PURCHASE AGREEMENT. The Operating Partnership agreed to purchase from WRP up to 1,000,000 shares of WRP Series A Preferred Stock at $25.00 per share as requested by WRP over the three-year period commencing on the date of the Wellsford Merger. The Operating Partnership and WRP entered into voting agreements, rights of first refusal and registration rights agreements relating to such shares of WRP. As of March 1, 2000, no shares had been acquired.

         WRP BOARD MEMBER ELECTED BY THE OPERATING PARTNERSHIP. Upon consummation of the Wellsford Merger, the Operating Partnership, as the holder of WRP Class A Common Stock, was entitled to elect, and did so elect, Mr. Crocker to the WRP Board of Directors. In the event Mr. Crocker (or other person subsequently elected by the Operating Partnership to the WRP Board of Directors) becomes unable or unwilling to serve as a director or is no longer employed by the Operating Partnership, the Operating Partnership and WRP will agree to the election of another member of senior management of the Operating Partnership to the WRP Board of Directors.

         AGREEMENT REGARDING PALOMINO PARK. Upon consummation of the Wellsford Merger, WRP and the Operating Partnership became the shareholders in Wellsford Park Highland Corp. ("WPHC"), with WRP owning 80% of the shares of WPHC, consisting of voting Class A Shares, and the Operating Partnership owning the remaining 20% of WPHC, consisting of non-voting Class B Shares. WPHC is one of two members of the limited liability companies which own Phase I and Phase II, respectively, of Palomino Park, a master planned five phase multifamily development project in suburban Denver, Colorado. The Operating Partnership has no further obligation to contribute capital to WPHC.

         The Operating Partnership entered into a credit enhancement agreement with WRP with respect to the Palomino Park development project. Under this agreement, the Operating Partnership has agreed to make its credit available to Dresdner Bank, A.G., New York Branch in the form of a guaranty in respect of a letter of credit issued to WRP for a period of eight years from the date of the Wellsford Merger. WRP has agreed to pay an annual credit enhancement fee to the Operating Partnership for such enhancement and has agreed to reimburse the Operating Partnership for any amounts it pays under the guaranty, together with interest on such amounts.

CERTAIN AGREEMENTS BETWEEN THE TRUST AND MRYP

         The following describes certain aspects of the agreements entered into by the Trust and MRYP in connection with the Merry Land Merger on the effective date of the merger. Mr. Knox is a director and Mr. Thompson is an officer and a director of MRYP.

         DEVELOPMENT AGREEMENT. Merry Land had initiated a program to develop five new apartment communities utilizing the services of third party developers. Pursuant to a Development Agreement between MRYP and the Operating Partnership, MRYP agreed to manage the completion of this program for the Trust in exchange for an aggregate fee of approximately $2.4 million payable in monthly installments based on the progress of development until all development is complete. These transactions were consummated in 1999 and the Operating Partnership or other affiliates of the Trust own fee simple title to these five properties.

         The Operating Partnership and MRYP also entered into property management agreements under which MRYP provided lease-up property management services with respect to these development properties in exchange for a management fee of 4% of gross revenues, with a minimum of $4,000 per month per project, until an occupancy level of 85% was reached. During 1999, the Operating Partnership took over management of all of these properties.

         MRYP managed the development of Wyndham Apartments, Richmond, Virginia (264 units) and Prairie Creek II, Dallas, Texas (228 units) on a month-to-month basis for the Operating Partnership in exchange for an aggregate fee of $57,250 payable in monthly installments and, if requested by the Trust, agreed to enter into property management agreements with respect to those properties, terminable with thirty days' notice without penalty. During 1999, the Operating Partnership took over management of these properties.

         OPTION AGREEMENT AND RIGHT OF FIRST/LAST OFFER AGREEMENT. Pursuant to an Option Agreement and Right of First/Last Offer Agreement (the "Option Agreement"), MRYP has agreed to grant to the Operating Partnership certain rights of first refusal and last offer with respect to two apartment development sites adjacent to communities obtained in the Merry Land Merger, which communities are among the six communities contributed by the Trust to joint venture entities as described below. MRYP may not develop or transfer the development sites (as the same may be improved) without first giving notice to the Operating Partnership. The Operating Partnership may respond to the notice by giving consent to the proposed transaction, purchasing the property at fair market value (in the case of a proposed development) or entering into the transaction with MRYP (in the case of a proposed sale) in place of the proposed third parties.

         JOINT VENTURE AGREEMENTS. MRYP and the Operating Partnership entered into Joint Venture Agreements pursuant to which the Operating Partnership caused six apartment communities located in Augusta and Savannah, Georgia and Charleston, South Carolina, which were obtained by the Trust in the Merry Land Merger to be contributed to limited liability companies of which the Operating Partnership and MRYP were the sole members. The joint venture entities entered into management agreements with MRYP pursuant to which MRYP received a management fee equal to 4% of gross revenues. Pursuant to the Joint Venture Agreements, MRYP shared in rental revenues and/or sale proceeds in excess of certain targets after the Operating Partnership received its preferred return. MRYP also had a three year option to purchase any or all of these communities under certain conditions. In August, 1999, MRYP exercised this option and purchased the Operating Partnership's interest in all six of these communities for a purchase price of approximately $54.1 million.

         SENIOR DEBT AGREEMENT. As partial consideration for the transfer of the MRYP properties, the Operating Partnership extended to MRYP a $25 million, one year, non-revolving Senior Debt Agreement, approximately $18.3 million of which was outstanding as of December 31, 1998, bearing interest at the rate of LIBOR plus 250 basis points or prime plus 200 basis points, at the election of MRYP. The Senior Debt Agreement contained certain financial covenants and events of default restricting the conduct of MRYP's business. In June 1999, MRYP repaid the $18.3 million outstanding balance of this loan in full.

         SUBORDINATED DEBT AGREEMENT. As additional partial consideration for the transfer of the MRYP properties, the Operating Partnership extended to MRYP a $20 million, 15-year, Subordinated Debt Agreement, bearing interest payable quarterly at the rate of 8.00% per annum for the first five years with escalations thereafter. The Subordinated Debt Agreement contained various affirmative and negative covenants and events of default restricting the conduct of MRYP's business. MRYP repaid this loan in full in June 1999.

         PREFERRED STOCK PURCHASE AGREEMENT. Pursuant to a Preferred Stock Purchase Agreement, the Operating Partnership purchased 5,000 shares of MRYP preferred stock from Merry Land on the day before the effective date of the Merry Land Merger for a purchase price of $5 million. The dividend rate on the MRYP preferred stock was 8.00% per annum for the first five years with escalations thereafter. The Preferred Stock Agreement contained various affirmative and negative covenants and events of default similar to those set forth in the Subordinated Debt Agreement. In June 1999, MRYP repurchased all 5,000 preferred shares for $2.7 million.

         OFFICE LEASE AGREEMENT. MRYP and the Operating Partnership entered into an Office Lease Agreement pursuant to which the Operating Partnership leases a portion of the MRYP office at 624 Ellis Street in Augusta, Georgia. The term of the lease is three years from the date of the Merry Land Merger with annual rent equal to the amount of all operating expenses attributable to the leased space.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Trust to report, based on its review of reports to the SEC about transactions in its common shares furnished to the Trust and written representations of its trustees, executive officers and 10% common shareholders, that for 1999:

         Mr. Thompson filed a Form 4 late to report the exercise of 26,831 options and the acquisition of 530 shares. Mr. Neithercut filed a Form 4 late to report the acquisition of 227 common shares. Mr. Knox filed a Form 4 late to report the gift of 1,900 common shares to the Knox Foundation, and an Amended Form 3 late to correct his originally reported holdings. Mr. Spector filed a Form 4 late to report the gift of 505 common shares to his spouse. Mr. Lynford filed a Form 4 late to report the acquisition of 50 shares. The Trust filed a Form 4 late to report the grant of 16,200 restricted shares to certain Lexford employees at the time of the Lexford Merger.

                                    AUDITORS

         Ernst & Young LLP has served as our independent auditors since 1996 and has been engaged to serve as our independent auditors for the fiscal year ending December 31, 2000. Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                   SHAREHOLDER PROPOSALS FOR THE 2001 MEETING

         Shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Secretary of the Trust no later than November 30, 2000, in order to be considered for inclusion in our 2001 Proxy Statement.

                               1999 ANNUAL REPORT

         Shareholders are concurrently being furnished with a copy of Equity Residential's 1999 Annual Report which contains its audited financial statements at December 31, 1999. Additional copies of our Annual Report and Form 10-K for the year ended December 31, 1999, as filed with the SEC, may be obtained without charge by contacting Equity Residential Properties Trust - Investor Relations, at Two North Riverside Plaza, Chicago, Illinois 60606.

                                  OTHER MATTERS

         The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their best judgment.


                                      By Order of the Board of Trustees


                                      /s/  Bruce C. Strohm
                                      ----------------------------------
                                      Bruce C. Strohm,
                                      Executive Vice President, General Counsel
                                       and Secretary

Chicago, Illinois
March 31, 2000

                                [LOGO]






                                                                      EQR-PS-00

                                   DETACH HERE

                                      PROXY

                       EQUITY RESIDENTIAL PROPERTIES TRUST

               TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS 60606

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2000

         The undersigned shareholder of Equity Residential Properties Trust, a Maryland real estate investment trust (the "Trust") hereby appoints DOUGLAS CROCKER II and GERALD A. SPECTOR, or either of them (the "Representatives"), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting and to vote all Common Shares of the Trust which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Trust to be held in Chicago, Illinois, on May 16, 2000, and any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOXES, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF TRUSTEES' RECOMMENDATIONS. THE REPRESENTATIVES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

         Note: If you plan to attend the Annual Meeting in person, please let us know by marking the enclosed proxy card in the space provided.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


SEE REVERSE                                                      SEE REVERSE
   SIDE                                                              SIDE

EQUITY RESIDENTIAL
PROPERTIES TRUST
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA  02205-9398



  VOTE BY TELEPHONE                                              VOTE BY INTERNET


Its fast, convenient, and immediate!                             Its fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone                             immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683)



FOLLOW THESE FOUR EASY STEPS:                                    FOLLOW THESE FOUR EASY STEPS:


1.   READ THE ACCOMPANYING PROXY STATEMENT                       1.  READ THE ACCOMPANYING PROXY STATEMENT
     AND PROXY CARD.                                                 AND PROXY CARD.

2.   CALL THE TOLL-FREE NUMBER                                   2.  GO TO THE WEBSITE
     1-877-PRX-VOTE (1-877-779-8683)                                 http://www.eproxyvote.com/eqr

3.   ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER                    3.  ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER
     LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.                     LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.   FOLLOW THE RECORDED INSTRUCTIONS.                           4.  FOLLOW THE INSTRUCTIONS PROVIDED.

YOUR VOTE IS IMPORTANT!                                          YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                                     Go to http://www.eproxyvote.com/eqr anytime!



    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.
                                   DETACH HERE




/X/      PLEASE MARK VOTES AS
         IN THIS EXAMPLE.

    1.   Authority to vote for the election as trustees of the four nominees listed below to terms expiring in 2003:
         NOMINEES: (01) Stephen O. Evans, (02) Edward Lowenthal,           In their discretion, the Representatives are
         (03) Jeffrey H. Lynford, and (04) B. Joseph White                 authorized  to vote upon such other matters as may
                                                                           properly come before the meeting.

          FOR
          ALL
       NOMINEES  / /

                                                                THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
                                                                MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO
       WITHHELD                                                 DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR AUTHORITY TO VOTE
       FROM ALL                                                 FOR THE ELECTION AS TRUSTEES OF THE  FOUR NOMINEES TO TERMS
       NOMINEES  / /                                            EXPIRING IN 2003 AND OTHERWISE IN THE DISCRETION OF THE
                                                                REPRESENTATIVES.

/ /
   ---------------------------------------
   For all nominees, except vote withheld from the
   nominees noted on the line above.                                       MARK HERE
                                                                           TO DISCONTINUE
                                                                           EXTRA ANNUAL
                                                                           REPORT   / /

                                                                MARK HERE FOR               MARK HERE IF YOU
                                                                ADDRESS CHANGE              PLAN TO ATTEND
                                                                AND NOTE AT LEFT  / /       THE MEETING / /

                                                                Note:  Please sign as name appears hereon.  Joint
                                                                owners should each sign. When signing as attorney,
                                                                executor, administrator, trustee or guardian, please
                                                                give full  title under signature.




Signature                             Date:            Signature:                              Date:
         -----------------------------     ------------          ------------------------------     ---------------
